CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-3 Registration Statement of our report dated September 25, 2013, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2013 and 2012, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report is included in the Form 10-K filing for IsoRay, Inc. filed on September 30, 2013. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington
March 21, 2014